EXHIBIT 10.1

SYSCO CORPORATION
2018 OMNIBUS INCENTIVE PLAN

2019 RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) was made and entered into as of November 14, 2019 (“Date of Grant”), by and between Sysco Corporation, a Delaware corporation (hereinafter “Sysco”), and ____________, a director of Sysco (hereinafter “Director”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Sysco has adopted, and Sysco’s stockholders have approved, the Sysco Corporation 2018 Omnibus Incentive Plan (the “Plan”), the purpose of which is to promote the interests of Sysco and its stockholders by enhancing Sysco’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in Sysco through the ownership of common stock, $1.00 par value, of Sysco (“Common Stock”); and

WHEREAS, the Plan provides that non-employee directors may receive awards of restricted shares of Sysco Common Stock; and

WHEREAS, Director desires to continue to serve on the Board of Directors of Sysco and to accept an award of restricted stock in accordance with the terms and provisions of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.    GRANT OF RESTRICTED SHARES; VESTING

(a)    Grant of Restricted Shares. Sysco, as authorized by the Board of Directors, hereby grants to Director __________ [full amount of grant] shares of restricted Common Stock pursuant to the provisions of the Plan.

(b)    Vesting. The Restricted Stock Award shall be subject to vesting as set forth in the Plan and summarized below:

(i)	One-hundred percent (100%) of the Restricted Stock Award shall vest on the first anniversary of the Date of Grant.

(ii)
Any unvested portion of a Restricted Stock Award shall vest upon the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” means that a person or persons who are acting together for the purpose of acquiring an equity interest in Sysco acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding Common Stock.

2.    RESTRICTION ON TRANSFER.

The restricted Common Stock granted as a Restricted Stock Award under this Agreement shall not be sold, pledged, assigned, transferred, or encumbered prior to the time the Restricted Stock Award vests as described herein.

3.    FORM; REMOVAL OF RESTRICTIONS.

Each share of restricted Common Stock granted as a Restricted Stock Award hereunder shall be issued in uncertificated form and credited to a restricted account at a brokerage firm selected by the Company, registered in the name of the Director. The transfer restrictions applicable to the account shall be removed upon vesting of the Restricted Stock Award.

4.    CERTAIN RIGHTS OF DIRECTOR.

Except as otherwise set forth herein, Director, as owner of shares of restricted Common Stock granted as a Restricted Stock Award hereunder shall have all the rights of a stockholder with respect to such shares of restricted Common Stock, including, but not limited to, the right to vote such shares and the right to receive all dividends paid with respect to such shares; provided, that all such rights shall be forfeited in respect to any portion of the Restricted Stock Award as of the date all or any portion of such award is forfeited.

5.    CESSATION OF SERVICE.

Except as set forth below and unless otherwise determined by the Board, if Director ceases to be a Non-Employee Director (as defined in the Plan) prior to the vesting of any portion of the Restricted Stock Award then Director shall forfeit the portion of the Restricted Stock Award which is not vested on the date he ceases to be a Non-Employee Director; provided, however, that unless otherwise determined by the Board, if (a) Director serves out his or her term but does not stand for re-election at the end thereof, or (b) Director shall retire from service on the Board (for reasons other than death) prior to the expiration of his or her term and on or after the date he or she attains age 71, Director’s Restricted Stock Award shall remain in effect and vest, as if Director had remained a Non-Employee Director of Sysco. Upon the death of Director, any unvested portion of the Restricted Stock Award shall vest.

6.    ADJUSTMENT TO AWARD IN CERTAIN EVENTS.

In the event of a change in the capitalization of Sysco due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares of restricted Common Stock subject to this Agreement shall be adjusted to reflect such change.

7.    WITHHOLDING.

All distributions under the Plan are subject to withholding of all applicable taxes, and Sysco may condition the delivery of any shares or other Plan benefits on satisfaction of the applicable withholding obligations. Sysco, in its discretion, may either: (a) require you to pay to Sysco an amount sufficient to satisfy any local, state, Federal and foreign income tax, employment tax and insurance withholding requirements prior to the delivery of any payment or stock owing to you pursuant to the Restricted Stock Award; or, in its discretion, (b) permit you to surrender shares of Common Stock which you already own, or reduce the number of shares to be delivered to you by that number of shares of the Restricted Stock Award, in each case in an amount sufficient to satisfy all or a portion of such tax or other withholding requirements, but only to the extent of the minimum amount required to be withheld under applicable law. Any such shares of Common Stock surrendered or otherwise tendered shall be valued at the Fair Market Value thereof, as defined in the Plan.

8.    NO COMPROMISE WITH REGULATORY AUTHORITY.

Notwithstanding any other provision of this Agreement to the contrary, Director agrees that Sysco shall not be obligated to deliver any shares of Common Stock, if counsel to Sysco determines such delivery would violate any law or regulation of any governmental authority or agreement between Sysco and any national securities exchange upon which the Common Stock is listed.

9.    PLAN CONTROLS.

In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

10.    END OF RESTRICTIONS.

If all terms and conditions of this Agreement are complied with in full, all restrictions on the restricted Common Stock referred to herein shall lapse and such restrictions shall be removed from the Director’s restricted brokerage account.

11. DATA PRIVACY.

To the extent that consent is required, Director hereby consents to the collection, use and transfer, in electronic or other form, of Director’s personal data as described in this Agreement and any other materials by and among the Company and for the purpose of implementing, administering and managing the Director’s participation in the Plan.

The Director understands that the Company and any Affiliated Companies may hold certain personal information about the Director, including but not limited to his or her name, home address, email address, telephone number, date of birth, social security number, passport number or other identification number, salary, nationality, any shares of Stock or directorships held in the Company and details of all Awards or any other entitlements to shares of Stock awarded, cancelled, vested, unvested, or outstanding in the Director’s favor (“Data”), for the purpose of implementing, administering or managing the Plan. Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law. Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Director. The Director hereby provides explicit consent to the Company, the Employer and any Affiliated Companies to process any such Data to the extent it is necessary for the purposes of implementing, administering and managing the Director’s participation in the Plan.

The Director understands that Data will be transferred, for the purposes of implementing, administering and managing the Director’s participation in the Plan, to such equity plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Director understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have data privacy laws and protections which provide standards of protection that are different to, or lower than, the standards provided by the data privacy laws in the Director’s country. The Director understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator of the Company. The Director authorizes the Company, the Company’s equity service plan provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Director understands that Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Plan. Further, the Director understands that he or she is providing the consents herein on a purely voluntary basis. If the Director does not consent, or if the Director later seeks to revoke his or her consent, his or her status with the Company will not be affected; the only consequence of refusing or withdrawing the Director’s consent is that the Company would not be able to grant the Director Awards or other equity awards or administer or maintain such awards. Therefore, the Director understands that refusing or withdrawing his or her consent may affect the Director’s ability to participate in the Plan.

Finally, the Director understands that the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request the Director to provide an executed acknowledgment or data privacy consent form (or any other acknowledgments, agreements or consents) to the Company that the Company may deem necessary to obtain under the data privacy laws in the Director’s country, either now or in the future. The Director understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgment, agreement or consent requested by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sysco Corporation

By:     Thomas L. Bené
Chairman, President and Chief Executive Officer

DIRECTOR:

Name: